CONTRACT OF SALE

                                        Prepared by:

                                        /S/ Lewis Goldshore
                                        _____________________
                                        Lewis Goldshore, Esq.



     THIS CONTRACT FOR SALE is made this 5th day of June, 1996, by and between High Concrete Structures, Inc. of N.J. 1853 William Penn Way, P.O. Box 10008, Lancaster PA 17605-0008, a Corporation of the State of Delaware (Seller), and EFTEK Corp., Units 1 & 2, 408 Bloomfield Drive, Bloomfield Business Park, Berlin, NJ, a Corporation of the State of Nevada (Buyer).

                            WITNESSETH THAT:
     In consideration of the sum of $650,000.00 (Six Hundred and Fifty Thousand Dollars and No Cents), subject to adjustments as provided below, and in further consideration of the covenants and agreements contained in this Contract, the contracting parties agree as follows:
                      ARTICLE 1.  PURCHASE AND SALE
                           Purchase Agreement
     1.01. Seller agrees to sell and convey, by Bargain and Sale Deed with Covenants Against the Acts of the Grantor, and Buyer agrees to buy, the property (the Property) described in this Contract.

                         Description of Property
     1.02. The Property to be sold consists of land and improvements located in the Township of Winslow, County of Camden, State of New Jersey, as shown on the municipal tax map as Block 2601, Lots 14, 20, 21, and 22, Block 3304, Lot 2.01 and Block 2608, Lot 7 of the Official Tax Map of the Township of Winslow.
                           Existing Structures
     1.03. The existing structures located on the Property will be conveyed to Buyer at Closing.
                             As Is Condition
     1.04. The Property, including the existing structures, are being sold in their "As Is, Where Is" condition and without warranties or representations as to its environmental conditions, or compliance with governmental requirements or regulations, except as expressly set forth hereafter.
     1.05. Buyer acknowledges that neither Seller, nor any agent, officer, employee or representative of Seller, has made any representation whatsoever regarding the Property or any part thereof, including, without limitation, representations as to the physical nature or condition of the Property, except as otherwise expressly set forth in this Agreement and that Buyer is not relying upon any statement or information, oral or written, by the Seller, or any agent, officer, employee or representative of Seller.

                       ARTICLE 2.  PURCHASE PRICE
                        Amount of Purchase Price
     2.01. The purchase price for the Property is the sum of $650,000.00 (Six Hundred and Fifty Thousand Dollars and No Cents).
                        Payment of Purchase Price
     2.02.  Buyer agrees to pay the purchase price as follows:
          (1) On or before the execution of this Contract, the nonrefundable deposit of $250,000 (Two Hundred and Fifty Thousand
Dollars and No Cents) shall be paid to the Seller. If Closing does not take place for any reason whatsoever, except for Seller's refusal or inability to convey title, the deposit shall be retained by Seller as liquidated damages.
          (2) The balance of the purchase price in the amount of $400,000 (Four Hundred Thousand Dollars and No Cents) to be paid at closing of title by first party certified or bank cashier's check or by bank wire transfer of funds.
          ARTICLE 3.  REPRESENTATIONS AND AGREEMENTS BY SELLER
                             ISRA Compliance
     3.01. The parties agree that the Property has been utilized for industrial purposes and will continue to be used for such purposes. As the result of the cessation of its operations at the Property, Seller is engaged in obtaining approvals from the New Jersey Department of Environmental Protection (DEP) in accordance with the provisions of the Industrial Site Recovery Act (ISRA), N.J.S.A. 13:1K-6 et seq.
     3.02.  Seller will apply to the DEP for a Classification Exception
Area (CEA), pursuant to N.J.A.C. 7:9-6.1 et seq., in order to satisfy its ISRA requirements concerning ground water contamination.
     3.03. In connection with the ISRA approval, Seller may be required to conduct work on the Property following the Closing. In that event, Buyer agrees to allow Seller to have reasonable access to the Property to conduct such work, which work shall be conducted solely at the expense of the Seller. Seller agrees that it will pay for any damages to the Property that may occur as a result of obtaining access to the Property. Buyer agrees that Seller's construction and maintenance of the monitoring wells on the Property will not unreasonably disrupt or interfere with Buyer's business activities and that Buyer hereby waives any right it may have to seek compensation for any disruption or interference or reduction in the value of the Property arising from the monitoring wells and any other monitoring/remedial devices that may be required pursuant to ISRA.
     3.04. The parties agree that the requirements of ISRA and any other applicable environmental law may be satisfied by the Seller's use of institutional and/or engineering controls, including the recording of a deed or use restriction, as defined in N.J.S.A. 58:10B-1. Buyer shall cooperate and consent with any institutional and/or engineering controls, including the recording of a deed or use restriction.
     3.05. Seller shall provide Buyer with complete and accurate copies of all reports and applications that it has submitted to the DEP relating to the Property at the execution of this Agreement. Seller shall be responsible for all communications, discussions and negotiations with DEP concerning compliance with its ISRA obligations concerning the Property, and Buyer agrees that it will not initiate any communication with DEP or any other regulatory authority concerning matters arising out of or relating to such matters.
     3.06. In the event that any discharge, release or other event occurs subsequent to the date hereof which expands the scope or increases the cost of ISRA compliance, other than a discharge, release or other event arising from and/or caused by the Seller's acts or omissions, the Buyer shall be solely responsible for any such increase in costs.
     3.07. Seller represents that it does not have any information concerning environmental conditions other than those disclosed to Buyer in the environmental documents prepared by Seller's environmental consultant, John Rhodes. Based on this representation, Buyer agrees that upon receipt of written notice from DEP that Seller has complied with its ISRA obligations with respect to the Property, Seller shall have no further responsibilities whatsoever regarding environmental conditions at the Property.
                          Remediation Agreement
     3.08.  Seller agrees to apply to the DEP for a Remediation
Agreement and/or Administrative Consent Order. The approval of a Remediation Agreement and/or Administrative Consent Order will enable the Closing of Title to take place prior to obtaining any other ISRA approval. Upon approval of the Remediation Agreement and/or
Administrative Consent Order, Seller shall provide Buyer with a notice advising that Buyer must be prepared to proceed to the Closing within thirty (30) days thereof.
                         Existing Leases, Rents
     3.09. Seller and Buyer shall enter into a Lease of the Property on the same day as the execution of this Contract. Upon Closing, or upon Buyer's wrongful refusal to proceed to Closing, that Lease shall terminate, except that Buyer shall be required to fully comply, at its sole cost and expense, with any ISRA obligations that might be required in connection with the period of, and termination of, its tenancy.
Buyer shall be entitled to a credit for any prepaid rent at Closing.
Nothing herein, however, shall be construed to obligate or require the Buyer to pay or otherwise be responsible for all or any portion of the costs associated with Seller's compliance with ISRA prior to the date of Closing.
                      ARTICLE 4.  CLOSING OF TITLE
     4.01. The Closing shall take place within thirty (30) days of Seller's receiving a Remediation Agreement and/or
Administrative Consent Order from the DEP. Closing of title shall be held at the office of a title insurance company, or such other convenient location within the State of New Jersey, as shall be designated by Buyer's attorney.
     4.02. The Closing of this transaction and Buyer's obligations under this Contract are conditioned on the following:
          (1)  Delivery of Seller's affidavit of title at the Closing.
          (2) Delivery to Buyer of the deed called for by this Contract at the Closing.
     4.03. Purchaser shall pay one-half (1/2) and Seller shall pay one-half (1/2) of all real estate transfer taxes in the amounts required by law.
                       Adjustments and Assessments
     4.04. At Closing, taxes, rents, water rents, and utility charges, shall be adjusted as of the commencement of the Lease. If the Property or any part of the Property is affected by any assessment, and the first annual installment is due, in the period between the execution of this Contract and the closing date, all installments shall be paid by Buyer.
                        ARTICLE 5.  MISCELLANEOUS
     5.01. Before the closing date, Buyer's rights and obligations regarding the Property shall be controlled by the terms and conditions of the Lease Agreement between the parties, a copy of which is attached hereto and incorporated herein, as Exhibit A.
                           Broker's Commission
     5.02. The parties represent that this transaction was brought about by a listing of the Property with Mertz Corporation of Mt. Laurel, NJ. Mertz Corporation shall be entitled to a real estate commission only if, and when, a Closing occurs.
                         Assignment of Contract
     5.03. This Contract may be assigned without the express written consent of the Seller.
                               Lease Back
     5.04. Seller and Buyer agree that Seller shall have the option to lease approximately 20 acres of the Property as generally depicted on Exhibit B, attached hereto and made a part hereof, for a period of up to two (2) years subsequent to Closing. In the event that Seller opts to lease all or a portion of the Property depicted on Exhibit B, Seller shall notify Buyer of its exercise of such option in writing within 120 days after the date of the Closing. In such event, Seller shall be responsible for its pro rata share of local property taxes for the portion of the Property it occupies for the period it occupies same.
During said period of occupancy, Seller shall also be responsible to maintain that portion of the Property and repair any damage to same.
This provision of the Contract shall survive Closing.

                            Concrete Forming
     5.05. Seller and Buyer agree that Buyer shall not engage in the business of manufacturing precast and/or prestressed concrete products and related concrete products. This provision of the Contract shall survive Closing and Buyer agrees to accept a deed including a deed restriction to this effect.
                                 Notice
     5.06. All notices under this Contract must be in writing. The notices must be delivered personally or sent by certified mail, return receipt requested, to the other party at the address set forth above, with copies to their respective attorneys: for Seller -- Lewis Goldshore, Esq., Goldshore & Wolf, 501 Plainsboro Road, Plainsboro, NJ 08536; for Buyer -- Kevin Coffey, Esq., 709 Church Road, Cherry Hill, NJ 08002.
                Choice of Law and Choice of Jurisdiction
     5.07. This contract shall be governed by, and construed in accordance with, the laws of the State of New Jersey. All obligations of the parties are performable in Camden County, New Jersey. Any litigation concerning, relating to, or arising under this Contract shall be filed in the Superior Court of New Jersey, Camden County.
                           Integration Clause
     5.08. This Contract constitutes the entire agreement between the parties and supersedes any prior understandings or written or oral agreements between the parties respecting the subject matter of this Contract. This Contract shall not be modified or amended except by a writing executed by both parties.
                                Recording
     5.09.  Seller and Buyer agree that this Contract may not be recorded.
                              Counterparts
     5.10. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Copies of the fully executed and complete Agreement shall have the same force and effect as an original for any and all purposes.
SIGNED AND AGREED TO BY:
Witnessed or             Date Signed:
Attested by:                            EFTEK CORP.


/S/ William N. Levy                     /S/ Frank Whitmore
___________________                     ___________________
William N. Levy        6/5/96           Frank Whitmore
As to Buyer                             Buyer

                                        HIGH CONCRETE STRUCTURES,
                                        INC. OF N.J.

/S/ Linferd L. Good                     /S/ William J. Clayton
____________________                    ______________________
Linferd L. Good        6/5/96           William J. Clayton
As to Seller











EFTEK\HIGHCONC.AGM

                                EXHIBIT A

     The Property to be leased consists of land and improvements in the Township of Winslow, County of Camden, State of New Jersey, as shown on the municipal tax map as Block 2601, Lots 14, 20, 21, and 22, Block 3304, Lot 2.01 and Block 2608, Lot 7 of the Official Tax Map of the Township of Winslow, being the same property as that which is the
subject of a Contract of Sale, dated May   , 1996, between High Concrete
Structures, Inc. of NJ and EFTEK Corp.